UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2014

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Certain Officers

Effective February 5, 2014, David L. Johnson, age 60, was appointed to the position of Vice President and Chief Accounting Officer of Dynavax Technologies Corporation (“Dynavax” or the “Company”). In this role, Mr. Johnson will serve as the principal accounting officer of Dynavax. Since November 20, 2013, Mr. Johnson has provided consulting services to Dynavax. Since December, 2002, Mr. Johnson has been the Managing Director of Macauley Johnson, LLC, which provides Chief Financial Officer services to emerging, start-up and publicly traded life sciences companies on a contract basis. Prior to founding Macauley Johnson, LLC Mr. Johnson served as Chief Financial Officer of Pain Therapeutics, Inc., a publicly traded biopharmaceutical company that develops novel drugs, from January 2000 to December 2002. Prior to January 2000, Mr. Johnson held financial positions at companies including Elan Pharmaceuticals North America, Gilead Sciences, Chiron Corporation and The Cooper Companies. Mr. Johnson holds a Bachelors of Science in Accounting from Oklahoma State University and is a Certified Public Accountant.

In connection with his appointment as Vice President and Chief Accounting Officer, Dynavax entered into an employment agreement with Mr. Johnson effective as of February 5, 2014. Under the terms of his employment offer letter, Mr. Johnson will be paid an annual salary of $275,000.  Mr. Johnson is eligible for annual incentive bonus compensation of up to 40% of his annual salary.  As part of his employment offer letter, on February 5, 2014, the Company granted Mr. Johnson an option to purchase 200,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of the grant, which was $1.69 per share. The option will vest as follows: 25% of the shares subject to the option shall vest twelve months after the vesting commencement date, and 1/48 of the shares subject to the option shall vest on the last day of each month thereafter. All compensation offered to Mr. Johnson is subject to applicable tax withholdings.

The foregoing description of Mr. Johnson’s employment agreement is a summary and is qualified in its entirety by reference to Mr. Johnson’s employment agreement, which will be filed as exhibit to Dynavax’s Annual Report on Form 10-K for the year ending December 31, 2013.

(e) Compensation Arrangements of Certain Officers and Directors

On February 4, 2014, upon recommendation of the Compensation Committee, the Board of Directors (the “Board”) approved 2014 base salaries, 2013 bonuses and 2014 equity awards for the executive officers of the Company, including the named executive officers.

The Board and the Compensation Committee annually evaluate the performance and determine the compensation of Dynavax’s executive officers for competitive positions in similar life sciences companies. The 2013 compensation program included a cash bonus target based on pre-defined target payouts as a percentage of corporate performance as well as individual performance. Executive equity compensation was based on each executive’s performance based on previously-disclosed Company guidelines.

The 2014 base salaries, 2013 bonuses and 2014 equity awards approved by the Board are as set forth below:

Name and Title	2014 Base Salary	2013 Bonus	2014 Stock Option Award(1)	2014 Restricted Stock Unit (“RSU”) Award

Eddie Gray	$515,000	$250,000	1,500,000	500,000 (2)
Chief Executive Officer
Robert L. Coffman, Ph.D.	$440,000	$175,000	-	25,000 (3)
Senior Vice President and Chief Scientific Officer
Robert Janssen	$358,750	$145,000	180,000	-
Chief Medical Officer and Vice President, Clinical Development and Regulatory Affairs
David Novack	$309,000	$155,000	220,000	-
Senior Vice President, Operations and Quality
Michael S. Ostrach	$354,152	$185,000	270,000	-
Vice President, Chief Business Officer, General Counsel and Principal Financial Officer

___________

(1)

Stock options with an exercise price per share of $1.71, representing the closing price on the grant date of February 4, 2014. All options will vest over four (4) years with one fourth (1/4) of the shares subject to the option vesting twelve months after the grant date, and one forty-eighth (1/48) of the shares subject to the option vesting on the last day of each month thereafter.

(2)	The RSU award will vest three years from the grant date of February 4, 2014.
(3)	The RSU award will vest one year from the grant date of February 4, 2014.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date February 7, 2014	By: /s/ Michael S. Ostrach
Michael S. Ostrach Vice President